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                                                                  EXHIBIT F.7(d)

                                                                  EXECUTION COPY


                                    GUARANTY


     GUARANTY (hereinafter, this "Guaranty"), dated as of January 1, 1998 made by Allied Capital Corporation, a Maryland corporation (the "Guarantor"), in favor of Allied Capital Commercial Mortgage Trust 1998-1, a Delaware business trust (the "Issuer").

     PRELIMINARY STATEMENTS:

     1. Allied Capital REIT, Inc. (the "Seller") and Allied Capital CMT, Inc. (the "Purchaser") have entered into a Mortgage Loan Purchase Agreement, dated as of January 1, 1998 (the "Mortgage Loan Purchase Agreement"), relating to the sale by the Seller to the Purchaser of certain commercial mortgage loans (the "Allied Mortgage Loans") and participation interests (the "Allied Participations" and, together with the Allied Mortgage Loans, the "Allied Interests") in commercial loans (the "Participation Mortgage Loans" and, together with the Allied Mortgage Loans, the "Mortgage Loans").

     2. The Purchaser and the Issuer have entered into a Sale and Servicing Agreement, dated as of January 1, 1998 (the "Sale and Servicing Agreement"), among the Guarantor, as servicer and special servicer, the Purchaser, as seller, the Issuer, as issuer, LaSalle National Bank, as indenture trustee (the "Indenture Trustee") and custodian, and ABN AMRO Bank N.V., as fiscal agent, relating to the conveyance by the Purchaser to the Issuer of the Allied Interests, all rights of the Purchaser under the Mortgage Loan Purchase Agreement and certain other property. Capitalized terms used herein but not otherwise defined herein, unless the context otherwise requires, shall have the meanings assigned to them in the Sale and Servicing Agreement.

     3. The Issuer intends to assign all of its rights under this Guaranty to the Indenture Trustee for the benefit of the Bondholders pursuant to an Indenture dated as of January 1, 1998 (the "Indenture") between the Issuer and the Indenture Trustee.

     4. The Guarantor desires to execute and deliver this Guaranty to the Issuer.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Issuer to enter into the Sale and Servicing Agreement, the Guarantor hereby agrees with the Issuer as follows:

     SECTION 1. The Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Issuer the obligation of the Seller to repurchase any defective Allied Mortgage Loan or Allied Participation pursuant to Section 4 of the
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Mortgage Loan Purchase Agreement and the repurchase obligations of the Seller set forth in Article III of the Sale and Servicing Agreement (the "Obligations"). All payments to be made by the Guarantor hereunder shall be made when due, without set-off or counterclaim, to the Collection Account pursuant to Section 5.04 of the Sale and Servicing Agreement in United
States dollars and in immediately available funds.

     The obligations of the Guarantor hereunder shall not be discharged, impaired or otherwise affected by (a) the failure of the Issuer to assert any claim or demand or to enforce any right or remedy against the Seller under the provisions of the Mortgage Loan Purchase Agreement, the Sale and Servicing Agreement or any document related thereto or otherwise; (b) any extension or renewal of any part of the Obligations; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Mortgage Loan Purchase Agreement, the Sale and Servicing Agreement or of any document related thereto; (d) the bankruptcy, insolvency or reorganization of the Seller; (e) the invalidity or unenforceability of any of the Obligations or (f) any other event which under law would discharge the obligations of a surety. The Guarantor acknowledges that the Issuer and the Indenture Trustee have been induced to enter into the Sale and Servicing Agreement in reliance on this Guaranty. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment, and not of collection.

     GUARANTOR HEREBY SPECIFICALLY AGREES THAT GUARANTOR SHALL NOT BE RELEASED FROM LIABILITY HEREUNDER BY ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE ISSUER OR ANY OF ITS RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS OR REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, A NON-JUDICIAL SALE OF COLLATERAL UNDER ANY SECURITY AGREEMENT, MORTGAGE OR DEED OF TRUST THAT WOULD AFFORD THE SELLER OR THE GUARANTOR A DEFENSE BASED UPON THE LAWS (INCLUDING THE ANTI-DEFICIENCY LAWS) OF ANY STATE. GUARANTOR EXPRESSLY WAIVES (I) ANY DEFENSE TO THE RECOVERY OF A DEFICIENCY AGAINST THE SELLER OR THE GUARANTOR HEREUNDER AFTER SUCH NON-JUDICIAL SALE, NOTWITHSTANDING THAT SUCH SALE MAY RESULT IN A LOSS BY THE GUARANTOR OF THE RIGHT TO RECOVER FROM THE SELLER OF ANY SUCH DEFICIENCY AND (II) ALL SURETYSHIP DEFENSES THAT IT WOULD OTHERWISE HAVE UNDER THE LAWS OF ANY JURISDICTION. WITHOUT LIMITING THE FOREGOING, GUARANTOR UNDERSTANDS THAT IN THE ABSENCE OF THE WAIVERS MADE HEREIN, INCLUDING THOSE MADE IN THIS PARAGRAPH, THE GUARANTOR MIGHT HAVE A DEFENSE AGAINST AN ACTION
BY THE ISSUER TO RECOVER A DEFICIENCY FROM THE GUARANTOR HEREUNDER FOLLOWING A NON-JUDICIAL FORECLOSURE SALE OF REAL PROPERTY OR OTHER COLLATERAL SECURING THE OBLIGATIONS, AND THE GUARANTOR IS SPECIFICALLY WAIVING THESE DEFENSES AND ALL OTHER DEFENSES. The Guarantor expressly agrees that the Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any security interest, whether or not the liability of the Seller for such deficiency is discharged pursuant to statute or judicial decision.




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     The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment and all other notices of any kind to or upon the Guarantor with respect to the Obligations.

     Section 2. Covenants of the Issuer. The Issuer agrees to comply with the terms of the Sale and Servicing Agreement and will not amend the Mortgage Loan Purchase Agreement or the Sale and Servicing Agreement without the prior written consent of the other parties thereto in accordance with the provisions thereof.

     Section 3. Representations and Warranties of Guarantor. Guarantor represents and warrants to the Issuer as follows:

     (a) It has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, with corporate power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted.

     (b) It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its businesses shall require such qualifications, licenses, or approvals, except where the failure to obtain such qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the financial condition, operations, business or prospects of Guarantor.

     (c) It has the corporate power and authority to execute and deliver this Guaranty and to carry out its terms.

     (d) The consummation of the transactions contemplated by this Guaranty and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of the Guarantor, or any indenture, agreement, or other instrument to which it is a party or by which it shall be bound; or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, or other instrument, or violate any law or any order, rule, or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or its properties.

     (e) There are no proceedings or investigations pending, or, to the knowledge of the Guarantor, threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or its properties: (i) asserting the invalidity of this Guaranty; (ii) seeking to


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prevent the consummation of any of the transactions contemplated by this
Guaranty; or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of the Guarantor, or the performance by the Guarantor of its obligations under, or the validity or enforceability of, this Guaranty.


          (f) All approvals, authorizations, consents, orders or other actions or registrations with any person or any governmental body or official required to be obtained on or prior to the date hereof in connection with the execution and delivery of this Guaranty, the performance of the transactions contemplated by this Guaranty and the fulfillment of the terms hereof have been obtained.

          Section 4. Subrogation. Upon payment by the Guarantor of any amounts under this Guaranty, the Guarantor shall be subrogated to all rights of the Issuer against the Seller under the Mortgage Loan Purchase Agreement and the Sale and Servicing Agreement.

          Section 5.     Amendments, etc.   No amendment or waiver of any
provision of this Guaranty or consent to any departure herefrom by the Guarantor shall in any event be effective unless the same shall be in writing and signed by the Issuer (and, in the case of an amendment, by the Guarantor), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          Section 6. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed or transmitted or delivered at the following addresses:

if to the Guarantor:
          Allied Capital Corporation
          1666 K Street, N.W.
          Washington, DC 20006
          Attention: Joan M. Sweeney

if to the Issuer:
          Allied Capital Commercial Mortgage Trust 1998-1
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, Delaware 19890
          Attention: Corporate Trust Administration


Any party may change its respective address in a written notice to the other parties hereto complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed, be effective when deposited in the mails, and, when



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transmitted by telex or facsimile, when sent, addressed as aforesaid.

    Section 7. Successors and Assigns. (a) This Guaranty shall (i) be binding upon the Guarantor, its successors and assigns, and (ii) inure to the benefit of the Issuer and its successors and assigns under the Mortgage Loan Purchase Agreement and the Sale and Servicing Agreement; provided that none of the parties hereto may delegate its obligations or assign its rights hereunder, as the case may be, without consent of the other parties hereto except as provided in paragraph (b).

    (b) The Guarantor consents to the transfer and assignment by the Issuer of all of its rights hereunder to the Indenture Trustee for the benefit of the Bondholders pursuant to the Indenture.

    Section 8. Miscellaneous. The headings in this Guaranty are for purposes of reference only and shall not limit or define the meaning hereof. This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Guaranty shall provide to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Guaranty which shall remain binding on all parties hereto.

    Section 9. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.





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    IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed on its behalf as of the date first written above.

                                  ALLIED CAPITAL CORPORATION


                                  By:   /s/ JOAN M. SWEENEY
                                        ---------------------------
                                  Name:     Joan M. Sweeney
                                  Title:    Managing Director


Attest:


By:  /s/ KRISTINE M. LANSING
     -----------------------------------------
     Name:
     Title:  Asst. Sect.


Accepted and confirmed as of the
date first written above:

ALLIED CAPITAL COMMERCIAL MORTGAGE TRUST 1998-1
  BY:  WILMINGTON TRUST COMPANY, not in its individual
       capacity, but solely as Owner Trustee

By:  /s/ W. CHRIS SPONENBERG
     -----------------------------------------
     Name:         W. Chris Sponenberg
     Title:  Senior Financial Services Officer